Attachment 99.1

Pall Corporation Names Akhil Johri Chief Financial Officer

PORT WASHINGTON, N.Y., April 1, 2013 – Pall Corporation (NYSE: PLL) today announced that its board of directors will appoint Akhil Johri as Chief Financial Officer (CFO), effective May 1, 2013. Mr. Johri, 51, is currently Vice President of Finance and Chief Financial Officer for United Technologies Corporation’s (UTC) Propulsion & Aerospace Systems group, a $27 billion unit consisting of industry leaders Pratt & Whitney and UTC Aerospace Systems.

“Akhil is a highly regarded and accomplished executive with a proven track record of financial leadership for global industrial technology and aerospace businesses. His strong background in strategic finance and operations combined with his investor relations and business development experience makes him an ideal fit for Pall,” said Larry Kingsley, Pall’s President and CEO. “We are thrilled to add someone with this experience who is as versatile as Akhil to our Executive Management Team.”

During a 26-year career with UTC, Mr. Johri has held various executive positions of increasing responsibility. Prior to his current role, he served as CFO for UTC’s Carrier Transicold and UTC’s Fire & Security units as well as for Carrier Asia Pacific Operations. He led Corporate Investor Relations for UTC and has been very involved with UTC’s Financial Leadership Development program. He also has extensive experience in leading operational restructuring activities, geographic market expansion, acquisition integration and supply chain optimization.

Mr. Johri is a graduate of the premier Indian Institute of Management, Ahmedabad and is a Chartered Accountant.

Pall President and CEO Larry Kingsley, who was recently named interim CFO, will continue in that role until Mr. Johri officially joins Pall.

About Pall Corporation
Pall Corporation (NYSE: PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Contacts:

R. Brent Jones
Pall Corporation
Vice President of Finance & Treasurer
investor_relations@pall.com
516-801-9871
Follow us on Twitter @pallcorporation

Doug Novarro
Pall Corporation
Corporate Public Relations
doug_novarro@pall.com
516-801-9944
Follow us on Twitter @pallcorporation